EXHIBIT 16

                 [LETTERHEAD OF CROWE, CHIZEK AND COMPANY LLP ]




We were previously the independent accountants for Monroe Bancorp (the "Registrant") , and on January 19, 2000 we reported on the consolidated financial statements of the Registrant as December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999. On March 27, 2000, we were dismissed as independent accountants of the Registrant.

We have read the Registrant's statements included under Item 14 of its Form 10 dated Novenmber 14, 2000 and we agree with such statements.




                                                  Crowe, Chizek and Company LLP

Indianapolis, Indiana
November 14, 2000